Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Reports Q4 and Fiscal 2017 Results, Provides 2018 Guidance

•	Fourth-quarter revenue increases 5 percent to $33 billion; full-year revenue increases 7 percent to a record $130 billion

•	Fourth-quarter GAAP[1] diluted earnings per share decreases 16 percent to $0.86, and non-GAAP diluted earnings per share increases 15 percent to $1.31

•	Full-year GAAP diluted earnings per share decreases 7 percent to $4.03, and non-GAAP diluted earnings per share increases 3 percent to $5.40

DUBLIN, Ohio, August 2, 2017 - Cardinal Health (NYSE: CAH) today reported fourth-quarter fiscal year 2017 revenues of $33 billion, an increase of 5 percent from the fourth quarter last year, and fiscal 2017 revenues of $130 billion, an increase of 7 percent from the same period last year. For the quarter, GAAP diluted earnings per share (EPS) decreased 16 percent to $0.86, while non-GAAP diluted EPS increased 15 percent to $1.31. GAAP diluted EPS for fiscal year 2017 decreased 7 percent to $4.03, and non-GAAP diluted EPS increased 3 percent to $5.40.

"While these last 12 months were clearly a dynamic period in healthcare and certainly presented challenges for our fiscal 17, it was also a year in which we took important actions to strengthen our market positioning, grow our scale, add new, long-term drivers of growth, and improve the overall balance of our integrated portfolio,” said George Barrett, chairman and CEO of Cardinal Health. "In spite of the challenges of the year, our team was able to deliver growth in non-GAAP EPS.”

Q4 and year-end FY17 summary

	Q4 FY17		Q4 FY16		Y/Y	FY17		FY16		Y/Y
Revenue	$33.0	billion	$31.4	billion	5%	$130.0	billion	$121.5	billion	7%
Operating earnings	$439	million	$620	million	(29)%	$2,120	million	$2,459	million	(14)%
Non-GAAP operating earnings	$640	million	$643	million	(1)%	$2,769	million	$2,895	million	(4)%
Net earnings attributable to Cardinal Health, Inc.	$274	million	$333	million	(18)%	$1,288	million	$1,427	million	(10)%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$416	million	$372	million	12%	$1,727	million	$1,732	million	—
Diluted EPS attributable to Cardinal Health, Inc.	$0.86		$1.02		(16)%	$4.03		$4.32		(7)%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.31		$1.14		15%	$5.40		$5.24		3%
Diluted EPS for the quarter and year benefitted from a lower effective tax rate and fewer weighted average shares outstanding than the prior-year periods.

Segment results
Pharmaceutical segment
Fourth-quarter revenue for the Pharmaceutical segment increased 5 percent to $29.6 billion due to growth from Pharmaceutical Distribution customers and strong performance from the Specialty Solutions business. Segment profit decreased 7 percent to $505 million. This decrease was driven by generic pharmaceutical pricing and the company’s ongoing investment in its Pharmaceutical IT platform. These were partially offset by solid performance from Red Oak Sourcing.

Full-year revenue for the Pharmaceutical segment increased 7 percent to $116.5 billion due to growth from Pharmaceutical Distribution customers and strong performance from the Specialty Solutions business. Segment profit for the year decreased 12 percent to $2.2 billion driven by generic pharmaceutical pricing, and to a lesser extent, the impact of the loss of Safeway and reduced levels of branded manufacturer price appreciation. These were partially offset by solid performance from Red Oak Sourcing.

Cardinal Health

	Q4 FY17		Q4 FY16		Y/Y	FY17		FY16		Y/Y
Revenue	$29.6	billion	$28.2	billion	5%	$116.5	billion	$109.1	billion	7%
Segment profit	$505	million	$542	million	(7)%	$2.2	billion	$2.5	billion	(12)%
Medical segment
Revenue for the Medical segment increased 6 percent to $3.4 billion driven by contributions from new and existing customers. Segment profit increased 13 percent to $138 million reflecting solid performance from post-acute solutions, favorability from compensation-related items and growth in distribution services. These were partially offset by performance in Cardinal Health Branded products (including Cordis).

Full-year revenue for the Medical segment increased 9 percent to $13.5 billion due to contributions from new and existing customers and, to a lesser extent, acquisitions. Segment profit increased 25 percent to $572 million due to the contribution from post-acute solutions, Cardinal Health Branded products (including Cordis), favorability from compensation-related items and growth in distribution services.

	Q4 FY17		Q4 FY16		Y/Y	FY17		FY16		Y/Y
Revenue	$3.4	billion	$3.2	billion	6%	$13.5	billion	$12.4	billion	9%
Segment profit	$138	million	$122	million	13%	$572	million	$457	million	25%
Outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company's fiscal year 2018 guidance range for non-GAAP diluted EPS from continuing operations is $4.85 to $5.10. This guidance now reflects incremental discrete items of $0.16 per share, identified since the early outlook announcement provided in April.

In a further comment on the year ahead, Barrett said: "As we indicated in our April early outlook, we expected our fiscal 2018 non-GAAP EPS to be down. Our perspective and operating expectations have not meaningfully changed. We are, however, taking some discrete actions, which will affect our EPS in FY18 and will improve our trajectory for 2019 and beyond. And we are targeting fiscal 2019 non-GAAP EPS of at least $5.60."

FY17 and recent highlights

•	Completed the acquisition of Medtronic’s Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency business for $6.1 billion on July 29, 2017

•	Acquired rights to Navidea’s Lymphoseek, a radiopharmaceutical diagnostic imaging agent

•
Convened the 27th annual Retail Business Conference, which provided one of the industry's largest lineups of continuing education courses, buying opportunities, and access to Cardinal Health solutions that help independent pharmacists diversify and improve their business

•
Through the Cordis business, became the exclusive U.S. distributor of the Tryton Side Branch Stent, the first dedicated bifurcation device to receive regulatory approval in the U.S. to treat significant coronary bifurcation lesions

•	Increased quarterly dividend by 3 percent to $0.4624 per share, or $1.85 on an annualized basis

Awards and recognition
Over the past year, Cardinal Health was recognized for its leadership and commitment to diversity and sustainability, including:

•	Named on the 2017 World's Most Admired Companies list by Fortune

•	Recognized by the National Association for Female Executives as a Top 60 Company for Executive Women for the sixth consecutive year

•	Included in Becker's Healthcare 150 Top Places to Work in Healthcare 2017 listing

•	Named to the Human Rights Campaign (HRC) Best Places to Work for LGBT Equality for the fifth consecutive year based on ratings in HRC's 2017 Corporate Equality Index

•	Included in the Dow Jones Sustainability North American Company Index for the eleventh consecutive year

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth-quarter and year-end results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until Aug. 1, 2018.

Cardinal Health

Upcoming webcasted investor events

•	Robert W. Baird’s Global Healthcare Conference on Thursday, Sept. 7 at 9:05 a.m. Eastern in New York City

•	Morgan Stanley 15th Annual Global Healthcare Conference on Monday, Sept. 11 at 8:45 a.m. Eastern in New York City

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Because Cardinal Health helps ensure pharmacists and the consumers they serve have access to medications they need while working to help prevent prescription drug diversion, the company and its education partners created Generation Rx, a national program to help prevent the misuse of prescription medications. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #15 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP.  See “Use of Non-GAAP Measures” following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions concerning forward-looking statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; risks associated with the recently completed acquisition of Medtronic’s Patient Recovery Business, including the ability to retain the acquired businesses’ customers and employees, the ability to successfully integrate the acquired businesses into our operations and the ability to achieve the expected synergies as well as accretion in earnings; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including proposals to modify or repeal the Affordable Care Act; uncertainties with respect to U.S. tax or trade laws, including proposals relating to a “border adjustment tax” or new import tariffs; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any governmental or regulatory authority, including litigation relating to opioid distribution; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of August 2, 2017. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter
(in millions, except per common share amounts)	2017	2016	% Change
Revenue	$32,966	$31,384	5%
Cost of products sold	31,343	29,719	5%
Gross margin	1,623	1,665	(3)%

Operating expenses:
Distribution, selling, general and administrative expenses	983	970	1%
Restructuring and employee severance	24	6	N.M.
Amortization and other acquisition-related costs	163	132	N.M.
Impairments and loss on disposal of assets, net	3	3	N.M.
Litigation (recoveries)/charges, net	11	(66)	N.M.
Operating earnings	439	620	(29)%

Other (income)/expense, net	(3)	—	N.M.
Interest expense, net	68	44	55%
Earnings before income taxes	374	576	(35)%

Provision for income taxes	96	241	(60)%
Net earnings	278	335	(17)%

Less: Net earnings attributable to noncontrolling interests	(4)	(2)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$274	$333	(18)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.87	$1.03	(16)%
Diluted	0.86	1.02	(16)%

Weighted-average number of common shares outstanding:
Basic	316	324
Diluted	318	327

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Fiscal Year
(in millions, except per common share amounts)	2017	2016	% Change
Revenue	$129,976	$121,546	7%
Cost of products sold	123,432	115,003	7%
Gross margin	6,544	6,543	—%

Operating expenses:
Distribution, selling, general and administrative expenses	3,775	3,648	3%
Restructuring and employee severance	56	25	N.M.
Amortization and other acquisition-related costs	527	459	N.M.
Impairments and loss on disposal of assets, net	18	21	N.M.
Litigation (recoveries)/charges, net	48	(69)	N.M.
Operating earnings	2,120	2,459	(14)%

Other (income)/expense, net	(5)	5	N.M.
Interest expense, net	201	178	13%
Earnings before income taxes	1,924	2,276	(15)%

Provision for income taxes	630	845	(25)%
Net earnings	1,294	1,431	(10)%

Less: Net earnings attributable to noncontrolling interests	(6)	(4)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$1,288	$1,427	(10)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$4.06	$4.36	(7)%
Diluted	4.03	4.32	(7)%

Weighted-average number of common shares outstanding:
Basic	317	327
Diluted	320	330

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2017	June 30, 2016
Assets
Current assets:
Cash and equivalents	$6,879	$2,356
Trade receivables, net	8,048	7,405
Inventories, net	11,301	10,615
Prepaid expenses and other	2,117	1,580
Total current assets	28,345	21,956

Property and equipment, net	1,879	1,796
Goodwill and other intangibles, net	9,207	9,426
Other assets	681	944
Total assets	$40,112	$34,122

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,906	$17,306
Current portion of long-term obligations and other short-term borrowings	1,327	587
Other accrued liabilities	1,988	1,808
Total current liabilities	21,221	19,701

Long-term obligations, less current portion	9,068	4,952
Deferred income taxes and other liabilities	2,877	2,781

Redeemable noncontrolling interests	118	117

Total Cardinal Health, Inc. shareholders' equity	6,808	6,554
Noncontrolling interests	20	17
Total shareholders’ equity	6,828	6,571
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$40,112	$34,122

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings	$278	$335	$1,294	$1,431

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	192	176	717	641
Gain on sale of other investments	—	—	4	—
Gain on disposal of assets, net	3	4	18	21
Share-based compensation	23	29	96	111
Provision for deferred income taxes	291	87	291	87
Provision for bad debts	17	22	63	73
Change in fair value of contingent consideration obligation	(5)	—	(5)	(16)
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(558)	(145)	(665)	(866)
Decrease/(increase) in inventories	337	278	(673)	(1,179)
Increase/(decrease) in accounts payable	329	(24)	564	2,815
Other accrued liabilities and operating items, net	(183)	(121)	(520)	(147)
Net cash provided by operating activities	724	641	1,184	2,971

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(19)	(231)	(132)	(3,614)
Additions to property and equipment	(94)	(181)	(387)	(465)
Purchase of available-for-sale securities and other investments	(6)	(50)	(194)	(200)
Proceeds from sale of available-for-sale securities and other investments	113	37	228	136
Proceeds from maturities of available-for-sale securities	28	13	77	50
Proceeds from divestitures and disposal of property and equipment and held for sale assets	2	13	3	13
Net cash provided by/(used in) investing activities	24	(399)	(405)	(4,080)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	(2)	(3)	(25)
Net change in short-term borrowings	(22)	(8)	3	26
Net purchase of noncontrolling interests	—	—	(12)	(10)
Reduction of long-term obligations	(250)	(1)	(310)	(6)
Proceeds from interest rate swap terminations	—	—	14	—
Proceeds from long-term obligations, net of issuance costs	5,171	—	5,171	—
Net tax proceeds/(withholdings) from share-based compensation	6	9	26	6
Excess tax benefits from share-based compensation	(3)	—	34	33
Dividends on common shares	(142)	(126)	(577)	(512)
Purchase of treasury shares	—	(351)	(600)	(651)
Net cash provided by/(used in) financing activities	4,760	(479)	3,746	(1,139)

Effect of exchange rates changes on cash and equivalents	3	(5)	(2)	(12)

Net increase/(decrease) in cash and equivalents	5,511	(242)	4,523	(2,260)
Cash and equivalents at beginning of period	1,368	2,598	2,356	4,616
Cash and equivalents at end of period	$6,879	$2,356	$6,879	$2,356

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Fourth Quarter			Fourth Quarter
(in millions)	2017	2016	(in millions)	2017	2016
Pharmaceutical			Medical

Revenue			Revenue
Amount	$29,552	$28,177	Amount	$3,416	$3,210
Growth rate	5%	14%	Growth rate	6%	12%

Segment profit			Segment profit
Amount	$505	$542	Amount	$138	$122
Growth rate	(7)%	1%	Growth rate	13%	19%
Segment profit margin	1.71%	1.93%	Segment profit margin	4.03%	3.81%

Refer to definitions for an explanation of calculations.
Total consolidated revenue for the three months ended June 30, 2017 was $32,966 million, which included total segment revenue of $32,968 million and Corporate revenue of $(2) million. Total consolidated revenue for the three months ended June 30, 2016 was $31,384 million, which included total segment revenue of $31,387 million and Corporate revenue of $(3) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended June 30, 2017 were $439 million, which included total segment profit of $643 million and Corporate costs of $(204) million. Total consolidated operating earnings for the three months ended June 30, 2016 were $620 million, which included total segment profit of $664 million and Corporate costs of $(44) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments. The increase in corporate costs is primarily due to the change in ligation (recoveries)/charges, net driven by the lack of litigation recoveries from the prior period recurring in the current period and the prior year LIFO credits that did not recur in the current period.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Fiscal Year			Fiscal Year
(in millions)	2017	2016	(in millions)	2017	2016
Pharmaceutical			Medical

Revenue			Revenue
Amount	$116,463	$109,131	Amount	$13,524	$12,430
Growth rate	7%	20%	Growth rate	9%	9%

Segment profit			Segment profit
Amount	$2,187	$2,488	Amount	$572	$457
Growth rate	(12)%	19%	Growth rate[1]	25%	6%
Segment profit margin	1.88%	2.28%	Segment profit margin	4.23%	3.68%

1.
Segment profit for the fiscal year ended June 30, 2016 includes the $43 million unfavorable impact of the Cordis-related inventory fair value step-up. Excluding this step-up, year-over-year Medical segment profit growth was 14 percent and 15 percent for the fiscal years ended June 30, 2017 and 2016, respectively.

Refer to definitions for an explanation of calculations.
Total consolidated revenue for the fiscal year ended June 30, 2017 was $129,976 million, which included total segment revenue of $129,987 million and Corporate revenue of $(11) million. Total consolidated revenue for the fiscal year ended June 30, 2016 was $121,546 million, which included total segment revenue of $121,561 million and Corporate revenue of $(15) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the fiscal year ended June 30, 2017 were $2,120 million, which included total segment profit of $2,759 million and Corporate costs of $(639) million. Total consolidated operating earnings for the fiscal year ended June 30, 2016 were $2,459 million, which included total segment profit of $2,945 million and Corporate costs of $(486) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross		Operating	Earnings	Provision
		Margin		Earnings	Before	for		Net		Diluted
	Gross	Growth	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
(in millions, except per common share amounts)	Margin	Rate	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2,3,4]	Growth Rate
	Fourth Quarter 2017
GAAP	$1,623	(3)%	$439	(29)%	$374	$96	$274	(18)%	$0.86	(16)%
Restructuring and employee severance	—		24		24	9	15		0.05
Amortization and other acquisition-related costs	—		163		163	45	118		0.37
Impairments and (gain)/loss on disposal of assets	—		3		3	1	2		0.01
Litigation (recoveries)/charges, net	—		11		11	4	7		0.02
Non-GAAP	$1,623	1%	$640	(1)%	$575	$155	$416	12%	$1.31	15%

	Fourth Quarter 2016
GAAP	$1,665	14%	$620	11%	$576	$241	$333	14%	$1.02	16%
LIFO charges/(credits)	(51)		(51)		(51)	(20)	(31)		(0.10)
Restructuring and employee severance	—		6		6	2	4		0.01
Amortization and other acquisition-related costs	—		132		132	28	104		0.32
Impairments and (gain)/loss on disposal of assets	—		3		3	—	3		0.01
Litigation (recoveries)/charges, net	—		(66)		(66)	(25)	(41)		(0.13)
Non-GAAP	$1,614	11%	$643	5%	$599	$226	$372	12%	$1.14	14%

		Gross		Operating	Earnings	Provision
		Margin		Earnings	Before	for		Net		Diluted
	Gross	Growth	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
(in millions, except per common share amounts)	Margin	Rate	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2,3,4]	Growth Rate
	Fiscal Year 2017
GAAP	$6,544	$—	$2,120	(14)%	$1,924	$630	$1,288	(10)%	$4.03	(7)%
Restructuring and employee severance	—		56		56	20	36		0.11
Amortization and other acquisition-related costs	—		527		527	165	362		1.13
Impairments and (gain)/loss on disposal of assets	—		18		18	6	12		0.04
Litigation (recoveries)/charges, net	—		48		48	19	29		0.09
Non-GAAP	$6,544	—%	$2,769	(4)%	$2,572	$839	$1,727	—%	$5.40	3%

	Fiscal Year 2016
GAAP	$6,543	15%	$2,459	14%	$2,276	$845	$1,427	18%	$4.32	20%
Restructuring and employee severance	—		25		25	9	16		0.05
Amortization and other acquisition-related costs	—		459		459	143	316		0.96
Impairments and (gain)/loss on disposal of assets	—		21		21	6	15		0.04
Litigation (recoveries)/charges, net	—		(69)		(69)	(27)	(42)		(0.13)
Non-GAAP	$6,543	15%	$2,895	17%	$2,711	$976	$1,732	18%	$5.24	20%
1For more information on these measures, refer to the Use of Non-GAAP Financial Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3GAAP diluted EPS for the three months ended June 30, 2017 compared to the prior year period was favorably impacted by $0.21, which includes $0.19 due to change in the effective tax rate and $0.02 due to the change in weighted average shares outstanding. GAAP diluted EPS for the twelve months ended June 30, 2017 compared to the prior year period was favorably impacted by $0.39, which includes $0.26 due to change in the effective tax rate and $0.13 due to the change in weighted average shares outstanding. The change in GAAP diluted EPS due to the effective tax rate is calculated as ((GAAP Earnings before Income Taxes for the current period times (one minus the current period GAAP Effective Tax Rate)) minus (GAAP Earnings before Income Taxes for the current period times (one minus the prior period GAAP Effective Tax Rate))) divided by the current period weighted average shares outstanding. The change in GAAP diluted EPS due to the weighted average shares outstanding is calculated as (GAAP Net Earnings for the current period divided by the current period weighted average shares outstanding) minus (GAAP Net Earnings for the current period divided by the prior period weighted average shares outstanding).
4Non-GAAP diluted EPS for the three months ended June 30, 2017 compared to the prior year period was favorably impacted by $0.22, which includes $0.19 due to change in the effective tax rate and $0.03 due to the change in weighted average shares outstanding. Non-GAAP diluted EPS for the twelve months ended June 30, 2017 compared to the prior year period was favorably impacted by $0.44, which includes $0.27 due to change in the effective tax rate and $0.17 due to the change in weighted average shares outstanding. The change in Non-GAAP diluted EPS due to the effective tax rate is calculated as ((Non-GAAP Earnings before Income Taxes for the current period times (one minus the current period Non-GAAP Effective Tax Rate)) minus (Non-GAAP Earnings before Income Tax for the current period times (one minus the prior period Non-GAAP Effective Tax Rate))) divided by the current period weighted average shares outstanding. The change in Non-GAAP diluted EPS due to the weighted average shares outstanding is calculated as (Non-GAAP Net Earnings for the current period divided by the current period weighted average shares outstanding) minus (Non-GAAP Net Earnings for the current period divided by the prior period weighted average shares outstanding).
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.
There were no losses on extinguishment of debt during the periods presented.

Schedule 8
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	Fourth Quarter		Fiscal Year
(in millions)	2017	2016	2017	2016
GAAP effective tax rate	25.8%	41.8%	32.7%	37.1%

Non-GAAP effective tax rate
Earnings before income taxes	$374	$576	$1,924	$2,276
LIFO charges/(credits)	—	(51)	—	—
Restructuring and employee severance	24	6	56	25
Amortization and other acquisition-related costs	163	132	527	459
Impairments and loss on disposal of assets	3	3	18	21
Litigation (recoveries)/charges, net	11	(66)	48	(69)
Adjusted earnings before income taxes	$575	$599	$2,572	$2,711

Provision for income taxes	$96	$241	$630	$845
LIFO charges/(benefits) tax benefit/(expense)	—	(20)	—	—
Restructuring and employee severance tax benefit	9	2	20	9
Amortization and other acquisition-related costs tax benefit	45	28	165	143
Impairments and loss on disposal of assets tax benefit	1	—	6	6
Litigation (recoveries)/charges, net tax benefit/(expense)	4	(25)	19	(27)
Adjusted provision for income taxes	$155	$226	$839	$976

Non-GAAP effective tax rate	27.0%	37.6%	32.6%	36.0%
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

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LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges from non-GAAP metrics allows for a better comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

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Restructuring and employee severance costs are excluded because they relate to programs in which we fundamentally change our operations and because they are not part of the ongoing operations of our underlying business.

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Amortization and other acquisition-related costs are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortizations of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion allows for better comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs because they are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. They are also significantly impacted by the timing and size of acquisitions.

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Impairments and gains or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and their exclusion results in a metric that more meaningfully reflects the sustainability of our operating performance.

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Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, and are inherently unpredictable in timing and amount. In the third quarter of fiscal 2017, consistent with the presentation of financial results by peer medical device companies, in litigation recoveries or charges, net we began to classify accrued losses and legal fees, net of expected recoveries, related to mass tort product liability claims, including claims for injuries allegedly caused by Cordis OptEase and TrapEase inferior vena cava (IVC) filter products. Such amounts would not have materially affected litigation recoveries or charges, net in prior periods, so have not been reclassified for those periods.

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Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business operations and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt financing transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook. For fiscal 2018, the Company expects the acquisition of the Patient Recovery Business to significantly increase amortization and other acquisition-related costs.
The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2018 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.47 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013.

Definitions
Growth rate calculation: Growth rates in this earnings release are determined by dividing the difference between current period results and prior period results by prior period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt.
Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt) divided by (earnings before income taxes adjusted for the same six items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt, each net of tax.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.